Exhibit 10.9

Amended and Restated Non-Employee Director Compensation Guidelines
(Revised May 3, 2023)

The Board of Directors of Vericel Corporation (the “Board”) has approved the following Amended and Restated Nonemployee Director Compensation Guidelines (the “Guidelines”), which apply to the compensation of outside directors for their service on the Board and which are designed to align their overall compensation with the interests of other shareholders.

Pursuant to these Guidelines, the Chairman of the Board will receive an annual fee of $90,000 paid in equal quarterly increments. Each nonemployee director will receive an annual fee of $50,000 paid in equal quarterly increments. The chairperson of the Audit Committee of the Board (the “Audit Committee”) will receive an annual fee of $20,000, and each non-chair member of the Audit Committee will receive an annual fee of $10,000, payable quarterly. The chairperson of the Compensation Committee will receive an annual fee of $17,500, and each non-chair member of the Compensation Committee will receive an annual fee of $7,500, payable quarterly. The chairperson of the Governance and Nominating Committee of the Board (the “Governance Committee”) will receive an annual fee of $10,000, and each non-chair member of the Governance Committee will receive an annual fee of $5,000, payable quarterly. Directors will not be paid a separate amount for each Board or committee meeting attended.

Each nonemployee director who continues to serve beyond an Annual Shareholder Meeting will also receive a stock option to purchase 8,000 shares of Vericel common stock, granted on the date of each Annual Meeting and with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and a grant of 3,200 restricted stock units (RSUs). Such stock options shall vest in equal monthly increments over a period of one year subject to continued service through the applicable vesting date. The RSUs shall vest on the earlier of the first anniversary date of the RSU grant or the date of the first annual meeting following the grant, subject to continued service through the vesting date.

Newly-appointed directors joining the Board during the period between Annual Meetings receive a grant for a pro rata amount of the shares subject to the option and a pro rata amount of the annual RSUs awarded (in each case reflecting the period of time until the next Annual Meeting). In addition, each newly-appointed director will receive a one-time stock option to purchase 4,000 shares of the Company’s common stock on the date of such director’s appointment, which will vest in equal monthly installments over three years, subject to continued service through the applicable vesting date. Each newly-appointed director will also receive a one-time grant on the date of such director’s appointment of 1,600 RSUs, which will vest in 1/3 annual increments over the course of three years, subject to continued service through the applicable vesting date.

These equity grants are made under the terms of the Company’s then-current equity compensation plan, as previously approved by the shareholders. Stock options issued to directors shall terminate and may no longer be exercised after the first to occur of (a) the expiration date of the option, (b) 24 months after the date on which the director’s service with Vericel is terminated, or (c) a change in control as defined in the stock option agreement. Unless the non-employee director elects deferred settlement, the RSU grant will settle on vesting.

Under the terms of the Company’s deferred compensation plan, non-employee directors have the ability to elect to defer payment of all or a portion of their annual fees and/or defer settlement of all or a portion of their grant of RSUs. RSUs with deferred settlement are subject to vesting, but the shares are not issued until the deferred settlement date. A non-employee director must make an election to defer his or her annual fees and/or RSU grant by December 31st of the year prior to the year such amounts will be earned, or such grants made. In addition, a deferral election for the RSU grant must be made during an open-trading window. Newly-appointed non-employee directors must make an election within thirty days of joining the Board. A non-employee director may elect to defer payment of the annual fees and/or settlement of the grant of RSUs until a date specified in the non-employee director’s election. The deferred annual fees and/or grant of RSUs will be paid or settled on the earlier of (i) the date specified in the non-employee director’s election, (ii) the termination of the non-employee director’s service to Vericel (including due to death or disability), or (iii) a change in control as defined in the RSU agreement. Further, upon the occurrence of such event the non-employee director shall be paid in cash and/or shares of stock, as applicable, as soon as practicable, but in no event after the last day of the calendar year in which the event occurs or two and one-half months after the event occurs, whichever comes later.